Exhibit 99.1

XpresSpa Announces Strategic Partnership and Third Quarter 2018 Financial Results

Launches Strategic Partnership with Calm, the Leading Sleep, Meditation and Relaxation App with 35 Million Downloads

XpresSpa to Issue Up to $3 Million in Convertible Preferred Equity at a 400% Premium to Market at $0.62 per Share

Store Margins Continue to Improve

Continued Progress on Cost Reduction Initiatives

NEW YORK, November 14, 2018 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness holding company, today announced financial results for the third quarter ended September 30, 2018. In addition, XpresSpa announced that Calm, the leading app for sleep, meditation and relaxation, made a strategic investment in XpresSpa of up to $3 million in preferred equity, convertible at $0.62 per share. This is a significant premium to the market price and demonstrates Calm’s belief in the Company’s industry leading platform. Calm funded $2 million of the $3 million of preferred stock on November 13, 2018 and will fund the remaining $1 million by December 31, 2018, subject to satisfaction of certain conditions. The convertible preferred equity has a 7-year maturity and is convertible at $0.62 per share. The funds will be deployed in an effort to enhance XpresSpa customers’ experience in a number of different ways, including raising the brand’s profile across new and existing markets, elevating the assortment of retail products, and upgrading facilities. Calm was named Apple’s 2017 iPhone App of the Year and boasts more than 35 million downloads to date, averaging 75,000 new users daily. The new strategic partnership will allow both companies to leverage off of one another’s subscribers, users, and loyalty base and integrate Calm’s meditation app into a broad array of services. In addition, Calm will offer its flagship products -- Digital App Subscriptions, Sleep Mist and the Calm Book -- at 52 XpresSpa domestic locations.

XpresSpa also made significant progress during its third quarter ended September 30, 2018. Ed Jankowski, XpresSpa Group CEO, stated, “Our third quarter 2018 performance reflects our continued traction in driving operational excellence into our spas through a refined labor model and greater contribution of retail sales to our revenue mix, while reducing store-level and corporate overhead costs. Despite only a modest increase in our top-line, we achieved our highest store margin so far this year at 22.9% and lowered our general and administrative expenses by 5.7% compared to the year-ago period. We have now narrowed our consolidated operating and adjusted EBITDA losses for three consecutive quarters and the same three-month period last year.”

Mr. Jankowski added, “During the third-quarter 2018, we opened in Concourse D at Hartsfield-Jackson Atlanta International Airport, our third XpresSpa location in the world’s busiest airport. Our ability to further penetrate existing airports speaks to the value airport partners see in our luxury spa experience, which is complementary with their strategy of enhancing retail and service offerings. This year, we have opened a total of seven spas, including our first off-airport spa in the Westfield World Trade Center in NYC. We remain active in competing for RFP’s and have several high-priority new store openings planned for next year that all meet our strict criteria for capital allocation and are also finalizing the implementation of our franchising model.”

Mr. Jankowski concluded, “Our intention for the balance of the year and beyond is to build on what we have already accomplished by continuing to streamline costs and position ourselves to achieve positive adjusted EBITDA. Lastly, we are very excited by our new strategic partnership with Calm and welcoming their 35 million users into our spas during the busy holiday travel season. With this investment from Calm, we will be using these funds to raise our brand profile in new and existing markets while enhancing our customers’ experience.”

Third Quarter 2018 Highlights

•	Total revenue increased 0.5% to $12.9 million. Contributions from six additional XpresSpa locations opened year-over-year were mostly offset by a decrease in comparable store sales.

o	Comparable-store sales decreased 3.0% as XpresSpa was impacted by changes in airline assignments within key LaGuardia, John F. Kennedy, and Los Angeles terminals which had a direct impact on traffic and ultimately revenues.
o	Retail sales comprised 20% of revenue in third quarter 2018, compared to 17% in second quarter 2018.

•	Opened a location in Atlanta’s Hartsfield-Jackson Atlanta International Airport.

•	Completed renovation in Washington Reagan National Airport.

•	Product and service store margin of $3.0 million, or 22.9% margin, grew 28.5% from third quarter 2017 store margin of $2.3 million, or 18.2% margin, and $2.7 million, or 20.5% margin, in second quarter 2018.

o	Labor costs decreased through greater efficiency in staffing and scheduling.

o	Product and operating costs decreased as product sourcing fully transitioned to the Company’s strategic partner and careful cost control.

•	General and administrative expenses decreased 5.7% or $0.2 million to $3.9 million in third quarter 2018 from $4.2 million in third quarter 2017. Third quarter 2018 general and administrative included one-time professional costs of $0.3 million, and one-time project costs of $0.1 million related to the buildout and implementation of a business analytics tool, as well as a $0.5 million reduction in stock compensation expense to $0.2 million compared to $0.7 million in third quarter 2017.

•	Operating loss from continuing operations improved to $2.9 million from $3.5 million in third quarter 2017.

•	Consolidated net loss attributable to the Company improved to $3.2 million from $4.7 million in third quarter 2017 primarily due to improvements in store margin and reductions in general and administrative expenses relative to last year.

•	Adjusted EBITDA* loss of $0.4 million improved from $0.6 million in third quarter 2017 through improved store margin and reduced general and administrative expenses.

*Adjusted EBITDA is a non-GAAP financial measures; see "Use of Non-GAAP Financial Measures" below. See tables below for abbreviated financial XpresSpa segment results for the third quarters and first nine months of 2018 and 2017.

Balance Sheet & Cash Flows

As of September 30, 2018, the Company had:

•	Cash and cash equivalents of $2.5 million
•	Current assets of $4.0 million
•	Total liabilities of $16.9 million, of which $6.5 million is long-term debt held by a related party.

Management believes that the current cash balance, up to $3 million of investment from Calm, cash to be provided by future operating activities, and cash proceeds from the anticipated liquidation of certain investments, will be sufficient to fund planned operations and pay liabilities as they become due. In addition, the Company has access to additional sources of financing and may attempt to renegotiate terms of various contracts.

Conference Call

XpresSpa Group Inc. will host a conference call today at 4:30 p.m. Eastern Time.

The conference call can be accessed live over the phone by dialing (631) 576-4098. A replay will be available after the call and can be accessed by dialing (412) 317-6671; the passcode is 10005890. The replay will be available until December 5, 2018.

The webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, with 57 locations in 23 airports globally, including one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Holland, and the United Arab Emirates. XpresSpa Group’s non-core assets include Infomedia and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

Investor Relations:

ICR

Raphael Gross / Jeff Sonnek

(203) 682-8253 / (646) 277-1263

XpresSpa Group, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30, 2018 (Unaudited)	December 31, 2017
Current assets
Cash and cash equivalents	$2,525	$6,368
Inventory	802	1,159
Other current assets	591	2,120
Assets held for disposal	109	6,446
Total current assets	4,027	16,093

Restricted cash	487	487
Property and equipment, net	15,005	15,797
Intangible assets, net	9,789	11,547
Goodwill	—	19,630
Other assets	3,356	1,686
Total assets	$32,664	$65,240

Current liabilities
Accounts payable, accrued expenses and other current liabilities	$7,641	$8,736
Convertible notes, net	1,610	—
Liabilities held for disposal	40	3,761
Total current liabilities	9,291	12,497

Debt	6,500	6,500
Convertible notes, net	398	—
Derivative warrant liabilities	455	34
Other liabilities	265	370
Total liabilities	16,909	19,401
Commitments and contingencies (see Note 13)

Stockholders’ equity
Series A Convertible Preferred stock, $0.01 par value per share; 6,968 shares authorized; 6,968 issued and none outstanding	—	—
Series B Convertible Preferred stock, $0.01 par value per share; 1,609,167 shares authorized; 1,609,167 issued and none outstanding	—	—
Series C Junior Preferred stock, $0.01 par value per share; 300,000 shares authorized; none issued and outstanding	—	—
Series D Convertible Preferred Stock, $0.01 par value per share; 500,000 shares authorized; 475,208 shares issued and 420,541 shares outstanding with a liquidation value of $20,186	4	4
Common stock, $0.01 par value per share; 150,000,000 shares authorized; 31,919,511 and 26,545,690 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	319	265
Additional paid-in capital	291,989	290,396
Accumulated deficit	(280,351)	(249,708)
Accumulated other comprehensive loss	(279)	(74)
Total stockholders’ equity attributable to the Company	11,682	40,883
Noncontrolling interests	4,073	4,956
Total stockholders’ equity	15,755	45,839
Total liabilities and stockholders’ equity	$32,664	$65,240

XpresSpa Group, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenue
Products and services	$12,922	$12,652	$37,760	$36,563
Other	—	200	800	300
Total revenue	12,922	12,852	38,560	36,863

Cost of sales
Labor	5,997	7,086	18,697	18,178
Occupancy	1,996	1,950	6,216	5,704
Products and other operating costs	1,992	1,437	5,208	6,044
Total cost of sales	9,985	10,473	30,121	29,926
Depreciation and amortization	1,879	1,722	5,375	6,379
Goodwill impairment	—	—	19,630	—
General and administrative*	3,943	4,180	12,443	13,037
Total operating expenses	15,807	16,375	67,569	49,342
Operating loss from continuing operations	(2,885)	(3,523)	(29,009)	(12,479)
Interest expense	(624)	(183)	(1,212)	(549)
Other non-operating income (expense), net	378	(82)	877	(17)
Loss from continuing operations before income taxes	(3,131)	(3,788)	(29,344)	(13,045)
Income tax benefit (expense)	66	(57)	198	(284)
Consolidated net loss from continuing operations	(3,065)	(3,845)	(29,146)	(13,329)
Loss from discontinued operations before income taxes*	—	(699)	(1,115)	(4,474)
Income tax benefit (expense)	—	—	—	—
Consolidated net loss from discontinued operations	—	(699)	(1,115)	(4,474)
Consolidated net loss	(3,065)	(4,544)	(30,261)	(17,803)
Net income attributable to noncontrolling interests	(122)	(153)	(382)	(329)
Net loss attributable to the Company	$(3,187)	$(4,697)	$(30,643)	$(18,132)

Consolidated net loss from continuing operations	$(3,065)	$(3,845)	$(29,146)	$(13,329)
Other comprehensive income (loss) from continuing operations	(3)	31	(205)	(120)
Comprehensive loss from continuing operations	(3,068)	(3,814)	(29,351)	(13,449)
Consolidated net loss from discontinued operations	—	(699)	(1,115)	(4,474)
Other comprehensive loss from discontinued operations	—	—	—	—
Comprehensive loss from discontinued operations	—	(699)	(1,115)	(4,474)
Comprehensive loss	$(3,068)	$(4,513)	$(30,466)	$(17,923)

Loss per share
Loss per share from continuing operations	$(0.11)	$(0.16)	$(1.08)	$(0.65)
Loss per share from discontinued operations	—	(0.04)	(0.04)	(0.22)
Total basic and diluted net loss per share	$(0.11)	$(0.20)	$(1.12)	$(0.87)
Weighted-average number of shares outstanding during the period:
Basic	28,352,284	24,144,002	27,268,792	20,852,034
Diluted	28,352,284	24,144,002	27,268,792	20,852,034

*Includes stock-based compensation expense, as follows:
General and administrative	$194	$662	$765	$1,752
Discontinued operations	—	44	—	427
Total stock-based compensation expense	$194	$706	$765	$2,179

XpresSpa Group, Inc.

Use of Non-GAAP Financial Measures

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Products and services revenue	$12,922,000	$12,652,000	$37,760,000	$36,563,000

Cost of sales
Labor	(5,997,000)	(7,086,000)	(18,697,000)	(18,178,000)
Occupancy	(1,996,000)	(1,950,000)	(6,216,000)	(5,704,000)
Products and other operating costs	(1,966,000)	(1,311,000)	(5,092,000)	(5,701,000)
Total cost of sales	(9,959,000)	(10,347,000)	(30,005,000)	(29,583,000)

Gross profit	2,963,000	2,305,000	7,755,000	6,980,000
Gross profit as a % of total revenue	22.9%	18.2%	20.5%	19.1%

Depreciation, amortization and impairment
Depreciation	(1,195,000)	(1,117,000)	(3,474,000)	(4,604,000)
Amortization	(684,000)	(605,000)	(1,901,000)	(1,775,000)
Goodwill impairment	—	—	(19,630,000)	—
Total depreciation, amortization and impairment	(1,879,000)	(1,722,000)	(25,005,000)	(6,379,000)

Total general and administrative expense	(3,943,000)	(4,180,000)	(12,443,000)	(13,037,000)

Other operating revenue and expense
Other operating revenue	—	200,000	800,000	300,000
Other operating expense	(26,000)	(126,000)	(116,000)	(343,000)
Total other operating revenue, net	(26,000)	74,000	684,000	(43,000)

Operating loss from continuing operations	(2,885,000)	(3,523,000)	(29,009,000)	(12,479,000)

Add:
Depreciation and amortization	1,879,000	1,722,000	5,375,000	6,379,000
Goodwill impairment	—	—	19,630,000	—
Merger and acquisition, integration, and one-time costs	452,000	529,000	1,057,000	1,365,000
Stock-based compensation expense	194,000	662,000	765,000	1,752,000

Adjusted EBITDA loss	$(360,000)	$(610,000)	$(2,182,000)	$(2,983,000)

XpresSpa Group Inc.

Same Store Sales Growth for Third Quarter 2018

($ in thousands)

	September 30, 2018			September 30, 2017%
	Comp Store	Non-Comp Store	Total	Comp Store	Non-Comp Store	Total
Revenue	$11,375	$1,547	$12,922	$11,732	$920	$12,652	(3.0%)